Filed Pursuant to Rule 424(b)(2)

Registration No. 333-176653

Prospectus Supplement No. 1

555,091 Shares

of

Common Stock

Power Solutions International Inc.

This prospectus supplement no. 1 (“Supplement No. 1”) supplements the prospectus dated August 20, 2013 and relates to the sale or other disposition from time to time by selling securityholders of (a) 116,173 outstanding shares of our common stock issued upon conversion of shares of preferred stock and (b) 438,918 shares of our common stock issuable from time to time upon exercise of outstanding warrants, in each case originally issued by us pursuant to the Purchase Agreement, dated as of April 29, 2011, by and among us and the investors party thereto. The prospectus and the Supplement No. 1 shall be referred to herein as (the “prospectus”).

The outstanding warrants issued to the investors in the private placement represented the right to purchase 750,002 shares of our common stock, at an exercise price of $13.00 per share, subject to adjustment, and the warrant issued to Roth Capital Partners represented the right to purchase 105,000 shares of our common stock at an exercise price of $13.20 per share, subject to adjustment. Each of the warrants issued to the investors in the private placement is exercisable at any time at the election of its holder and will expire on April 29, 2016. As of October 21, 2013, an aggregate of 311,084 shares have been issued upon exercise of the warrants issued to the investors in the private placement. In accordance with its terms, on September 1, 2011 Roth Capital Partners “cashlessly” exercised in full the warrant issued to Roth Capital Partners, acquiring an aggregate of 62,116 shares of our common stock.

The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. If these shares are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

None of the warrants to purchase shares of our common stock are listed on any exchange or quoted on any over-the-counter market, and we do not intend to list any of these warrants on any exchange or to seek any such quotation.

Our common stock is traded on The NASDAQ Capital Market under the symbol “PSIX.” On October 18, 2013, the last reported sale price of our common stock on The NASDAQ Capital Market was $56.36 per share.

Investing in our common stock involves risks. You should carefully review the section entitled “Risk Factors” beginning on page 4 of this prospectus discussing material risks and regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is October 21, 2013

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus is part of a registration statement on Form S-3 (“S-3”) filed with the Securities and Exchange Commission (the “SEC”) using a “shelf registration” process, and amends and supplements the Post-Effective Amendment No. 2 to Form S-1 (Registration Statement No. 333-176653) (the “S-1”, the S-3 and the S-1 are collectively referred to herein as the “Registration Statement”). Under this shelf registration process, the selling securityholders may sell up to 555,091 share of common stock from time to time after the effective date of this Registration Statement.

You should rely only on the information incorporated by reference or contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front of the document that contains the information.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” for more information.

In this prospectus and any accompanying prospectus supplement, references to “PSI,” “the Company,” “we,” “us” and “our” and similar expressions refer to Power Solutions International, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “potential,” “should,” “will,” “will be,” “would” and similar expressions, but this is not an exclusive way of identifying such statements. These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus and the documents incorporated by reference as a result of various risks, uncertainties and other factors, including, among others, those described above under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference. Accordingly, you should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date on the cover of the document that contains the statement. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date any such statement is made, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus, any document incorporated by reference, any prospectus supplement or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

OUR COMPANY

We are a global producer and distributor of a broad range of high performance, certified low-emission, power systems that primarily run on alternative fuels such as natural gas and propane and are designed to meet emission standards of the Environmental Protection Agency (EPA) and the California Air Resources Board (CARB). Our customers include large, multinational original equipment manufacturers (OEMs) of off-highway industrial equipment, and we are a sole source provider of alternative fuel power systems for most of these customers. Our power systems are currently used by OEMs in a wide range of industries with a diversified set of applications, including, stationary electricity generators, oil and gas equipment, forklifts, aerial work platforms, industrial sweepers, arbor equipment, agricultural and turf equipment, aircraft ground support equipment, construction and irrigation equipment, and other industrial equipment. In addition to our primary focus on the industrial market, we are introducing a range of alternative fuel power systems designed for the on-road market.

Our power systems are highly engineered, comprehensive systems customized to meet specific industrial OEM application requirements and technical specifications, as well as requirements imposed by environmental regulatory bodies. Our power system configurations range from a basic engine block integrated with appropriate fuel system components to completely packaged power systems. We purchase engines from third party suppliers and have recently begun producing an internally-designed engine, both of which are then integrated into our power systems. We are also conducting research and development for the purpose of designing, developing and manufacturing other engines in-house. A substantial portion of the components we integrate into our power systems consist of internally designed components and components for which we coordinate significant design efforts with third party suppliers, with the remainder consisting largely of parts that we source off the shelf from third party suppliers. We are able to provide our customers with a comprehensive, emission-certified power system which can be incorporated, using a single part number, directly into a customer’s specified application.

For industrial applications, our alternative fuel power systems meet or exceed emission standards of the EPA and CARB and represent a cleaner, and typically less expensive, alternative to diesel fuel power systems. While our power systems primarily run on alternative fuels, we also supply EPA and CARB emission-certified standard fuel power systems, and we are one of the largest suppliers of Perkins and Caterpillar diesel power systems under 275 horsepower. We expect that growth in domestic sales of our low-emission power systems will be driven by the substantial breadth of our emission-certified products, as well as increasing U.S. demand for alternative fuel power systems resulting from the adoption of increasingly stringent engine emission regulations. We are also experiencing increasing demand for our power systems from international industrial OEMs that manufacture industrial equipment for the U.S. import market.

In addition to our emission-certified power systems, we also produce and distribute nonemission-certified power systems for industrial OEMs for particular applications in markets without emission standards (for example, oil and gas equipment used in Canada). Approximately 69% of our net sales for 2012 consisted of sales of emission-certified products, with approximately 57% of our 2012 net sales consisting of sales of emission certified products for which we hold the applicable regulatory certification and 12% of our 2012 net sales consisting of sales of diesel power systems for which the diesel engine supplier holds the applicable regulatory certification. Approximately 10% of our net sales in 2012 consisted of sales of aftermarket parts, and the remaining approximately 21% of our net sales in 2012 consisted of sales of our nonemission-certified power systems.

Our principal executive offices are located at 201 Mittel Drive, Wood Dale, IL 60191. Our telephone number is (630) 350-9400 and our web address is www.psiengines.com. The information included or referred to on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and in our filings with the SEC, which are incorporated by reference into this prospectus, including those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. See “Where You Can Find More Information”. The risks and uncertainties described in this prospectus, the documents incorporated by reference herein and any prospectus supplement are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, the documents incorporated by reference herein or any prospectus supplement actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to our Business and our Industry

The market for alternative fuel spark-ignited power systems may not develop according to our expectations and, as a result, our business may not grow as planned and our business plan may be adversely affected.

Our future growth is dependent upon the market for efficient alternative fuel spark-ignited power systems (including natural gas and propane) expanding as a result of our customers and potential customers substituting alternative fuel power systems for diesel power systems. Part of our business plan is dependent on our market forecasts with respect to this expected substitution trend. However, there can be no assurance that we can accurately predict the potential impact of new diesel emission regulations, which we assume will help drive this trend by increasing the cost and product footprint of diesel power systems, nor can we assure that customers or potential customers would substitute natural gas and propane powered power systems for diesel power systems in response to these regulations. In addition, to the extent that diesel power system manufacturers develop the ability to design and produce emission-compliant diesel power systems that they can sell at a lower price and have smaller product footprints than we currently expect, diesel power systems will be more competitive with our alternative fuel power systems, and customers and potential customers may be less likely to substitute alternative fuel power systems for diesel power systems. Furthermore, even if alternative fuel power systems are substituted for diesel power systems, there can be no assurance that our power systems would capture any portion of this potential market size increase. If the industrial OEM market generally, or more specifically any of the industrial OEM categories which represent a significant portion of our business or in which we anticipate significant growth opportunities for our power systems, fails to develop or develops more slowly than we anticipate, the growth of our business and our business plan could be materially adversely affected.

New products, including new engines we develop, may not achieve widespread adoption.

Our growth may depend on our ability to develop and/or acquire new products, and/or refine our existing products and power system technology, to complement and enhance the breadth of our power system offering with respect to engine class and the industrial OEM market categories into which we supply our products. We are currently in the process of developing new 2.0 liter and 2.4 liter engines, and we offer, but have not had material sales of, connected asset services through our telematics tool, MasterTrak, to our OEM customers and other businesses to which we do not supply our power systems. We will generally seek to develop or acquire new products, or enhance our existing products and power system technology, if we believe they will provide significant additional revenues and favorable profit margins. However, we cannot know beforehand whether any new or enhanced products will successfully penetrate our target markets. There can be no assurance that newly developed or acquired products will perform as well as we expect, or that such products will gain widespread adoption among our customers.

Additionally, there are greater design and operational risks associated with new products. The inability of our suppliers to produce technologically sophisticated components for our new engines and power systems, the discovery of any product or process defects or failures associated with production of any new products and any related product returns could each have a material adverse effect on our business, financial condition and results of operations. If new products for which we expend significant resources to develop or acquire are not successful, our business could be adversely affected.

Our new 8.8 liter engine block is the first engine block manufactured in-house by our company, and may not be successful.

We have introduced a newly designed 8.8 liter, fuel flexible engine block that we have internally developed to replace an engine that we previously purchased from a third party engine supplier. This is our first engine produced in-house by us. We may not be successful in obtaining acceptance of this product in the marketplace, particularly given that it is in part the replacement for an engine block produced by a well-known and long-time engine manufacturer. Even if this product is accepted in the marketplace, we do not have sufficient history with this engine to assess whether it will succeed without significant performance issues.

The discovery of any significant problems with the engine, or any of the engines we develop, could result in recall campaigns, increased warranty costs, potential product liability claims, reputational risk and brand risk. More specifically, sales of our own internally developed engine could lead to significantly higher warranty costs to service this engine if it does not perform to expectations, as we would be unable to rely on a warranty provided by a third-party engine manufacturer. Additionally, any performance issues with our internally developed engine could also result in increased product liability claims, and we would be unable to rely on any indemnification provided by a third-party engine manufacturer. Potential losses could also arise from other unforeseen issues associated with the internal production of our own base engine block. For additional detail regarding the risk of introducing a new product such as our 8.8 liter engine, see “— New products may not achieve widespread adoption.” For additional detail regarding the risk of warranty costs and product liability claims, see “— We could suffer warranty claims” and “— We could become subject to product liability claims.”

We may not succeed with the expansion of our product into the on-road market

Our current products have historically been sold and used in the off-road industrial markets. We have announced our intention to expand our product line to on-road markets into which we have not previously sold. The costs and regulations involved with certifying an engine for on-road applications may be more than expected, which could affect our ability to successfully expand our product line into these markets. Additionally, the stresses and demands on engines and power systems used for on-road applications could result in unexpected issues. Not only are we attempting to expand into markets into which we have not previously sold, we are attempting to do so using our newly designed and internally developed 8.8 liter engine. This unproven engine for on-road applications (and other additional applications) may not gain acceptance as an alternative to proven engines already used in on-road applications, and our company may not generally gain acceptance as a supplier to on-road markets. For additional detail regarding the risks related to our newly developed 8.8 liter engine, see “— Our new 8.8 liter engine block is the first engine block manufactured in-house by our company, and may not be successful.”

Even if we are able to gain on-road certification and sell into these markets, we may expose ourselves to additional costs associated with on-road engine failures. These costs could be significant, not only if the vehicle into which the engine is installed becomes damaged, but because of the increased potential for injuries or fatalities that could arise from a malfunction or manufacturing defect in an engine used for on-road applications. Finally, we may face significantly increased competition in the on-road markets from competitors with longer operating histories, greater name recognition and greater financial and marketing resources than our current competitors in the off-road markets. For additional detail regarding the competition faced by our company, see “— We currently face, and will continue to face, significant competition, which could result in a decrease in our revenue.”

We have recently expanded our on-road product line by entering a multi-year supply agreement with General Motors for 4.8-liter and 6.0-liter alternative fuel engines. There is no guarantee that we will be successful in expanding our on-road product line which could have an effect on our on-road supply agreement with General Motors.

Changes in environmental and regulatory policies could hurt the market for our products.

Our business is affected by government environmental policies, mandates and regulations around the world, most significantly with respect to emission standards in the United States. Examples of such regulations include those that (1) restrict the sale of power systems that do not meet emission standards, (2) impose penalties on sellers of non-compliant power systems, and (3) require the use of more expensive ultra-low sulfur diesel fuel. There can be no assurance that these policies, mandates and regulations will be continued or expanded as assumed in our growth strategy. Incumbent industry participants with a vested interest in gasoline and diesel, many of which have substantially greater resources than we do, may invest significant resources in an effort to influence environmental regulations in ways that delay or repeal requirements for more stringent carbon, particulate matter (a mixture of solid particles and liquid droplets found in the air that contain a variety of chemical components, such as dust, dirt, soot or smoke) and other emissions.

We generally must obtain product certification from both the EPA and CARB to sell our products in the United States. We may attempt to expand sales of our power systems to industrial OEMs that sell their products in Europe, which also has stringent emissions requirements. Accordingly, future sales of our product will depend upon their being certified to meet the existing and future air quality and energy standards imposed by the relevant regulatory agencies. While we incur significant research and developments costs to ensure that our products comply with emission standards and meet certification requirements in the regions where our products are sold, we cannot assure you that our products will continue to meet these standards. The failure to comply with certification requirements would not only adversely affect future sales but could result in the recall of our products or civil or criminal penalties.

The adoption of new, more stringent and burdensome government emission regulations, whether at the foreign, federal, state, or local level, in markets in which we supply our power systems, may require modification of our emission certification and other manufacturing processes for our power systems. Thus, we might incur unanticipated expenses in meeting future compliance requirements, and may be required to increase our research and product development expenditures. Increases in such costs and expenses could necessitate increases in the prices we charge our OEM customers for our power systems, which could adversely affect demand for them.

We currently face, and will continue to face, significant competition, which could result in a decrease in our revenue.

The market for our products and related services is intensely competitive, subject to rapid change and sensitive to new product and service introductions and changes in technical requirements. New developments in power system technology may negatively affect the development or sale of some or all of our power systems or make our power systems uncompetitive or obsolete. Other companies, some of which have longer operating histories, greater name recognition and greater financial and marketing resources than us, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and power system technologies. If the markets for our products (including particular industrial OEM market categories) grow as we anticipate, competition may intensify, as existing and new competitors identify opportunities in such markets.

We face competition from companies that employ current power system technologies, and may face competition in the future from additional companies as new power system technologies are adopted. Among our competitors are fuel system providers such as Westport Innovations, Inc., Fuel System Solutions and Woodward Governor, Inc., which supply engines and engine system components to the industrial OEM marketplace. Additionally, we may face competition from companies developing technologies such as cleaner diesel engines, bio-diesel, fuel cells, advanced batteries and hybrid battery/internal combustion power systems. We may not be able to incorporate such technologies into our product offerings, or may be required to devote substantial resources to doing so. The success of our business depends in large part on our ability to provide single assembly, integrated, comprehensive, technologically sophisticated power systems to our customers. The development or enhancement by our competitors of similar capabilities could adversely affect our business.

Our industrial OEM customers may not continue to outsource their power system needs.

The purchasers of our power systems are industrial OEMs that manufacture industrial equipment. As a result of the significant resources and expertise required to develop and manufacture emission-certified power systems, these customers have historically chosen to outsource production of power systems to us. Our business depends in significant part on our industrial OEMs continuing to outsource design and production of power systems, power system components and subsystems. However, there can be no assurance that our OEM customers will continue to outsource, or outsource as much of, their power system production in the future. Industrial OEMs that otherwise might use our power systems may instead seek to internalize the production of these power systems and related components. Increased levels of OEM vertical integration could result from a number of factors, such as shifts in our customers’ business strategies, acquisition by a customer of a power system manufacturer or the emergence of low-cost production opportunities in foreign countries.

We are dependent on certain products and industrial OEM market categories for a significant share of our revenues and profits.

During the three and six months ended June 30, 2013 and fiscal 2012, a significant portion of our revenues were derived from sales of our power systems to be incorporated into equipment used in the power generation and forklift market categories, and we anticipate that sales of power systems in these market categories will continue to represent a significant portion of our revenues for the foreseeable future. We further believe that our growth may depend in a significant part upon our ability to increase sales of our power systems in the material handling and oil and gas market categories, as well as certain other industrial OEM categories. There can be no assurance that the material handling and oil and gas market categories, or any other industrial market category into which we sell our power systems, will grow as quickly or as significantly as we expect (if at all), or that the current, or any future, demand for our power systems in any of these market categories will not decrease.

Failure to raise additional capital or to generate the significant capital necessary to continue our growth could reduce our ability to compete and could harm our business.

We may need to raise additional capital in the future, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. Our current credit facility contains covenants restricting our ability to enter into additional debt financing. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness, and take other actions that would otherwise be in the interests of our stockholders and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not, among other things, be able to:

•	continue to expand our research and product development operations and sales and marketing organization;

•	expand operations both organically and through acquisitions; or

•	respond to competitive pressures or unanticipated working capital requirements.

We are dependent on relationships with our OEM customers and any change in our relationships with any of our key OEM customers could have a material adverse effect on our business and financial results.

Our power systems are integrated into our OEM customers’ equipment for subsequent sales and distribution to end-users of off-highway industrial equipment. One of our customers represented more than 10% of our sales in each of the last three fiscal years. We do not currently have formal, written agreements with this customer or some of our other largest customers. There can be no assurance that our current material customers, or industrial OEMs in general, will continue manufacturing equipment that uses our power systems or, if they do manufacture such equipment, that the end-users of our OEM customers will choose to purchase products into which our power systems are incorporated. Any integration, design, manufacturing or marketing problems encountered by our OEM customers could adversely affect the demand for our power systems and the ability of our OEM customers to timely pay us amounts due for our products and services. Any change in our relationships with any of our key OEM customers, whether as a result of economic or competitive pressures or otherwise, including any decision by our OEM customers to reduce their commitments to purchase our power systems in favor of competing products, could have a material adverse effect on our business and financial results.

In addition, we may be subject to disputes arising from agreements and other arrangements with our OEM customers. Disputes with our OEM customers could lead to termination of arrangements with our OEM customers and delays in collaborative development or commercialization of power systems that we design for, and supply to, these customers. Moreover, disagreements may arise with our OEM customers over rights to proprietary technology and other intellectual property incorporated in our power systems and our customers’ products into which our power systems are integrated. Significant disagreements with our OEM customers could result in costly and time-consuming litigation. Any such conflicts with our OEM customers could negatively impact our relationships, reduce the number of power systems which we supply, and negatively impact our ability to obtain future business, in each case with these and other OEM customers.

We are dependent on relationships with our material suppliers, and the partial or complete loss of one of these key suppliers, or the failure to find replacement suppliers or manufacturers in a timely manner, could adversely affect our business.

We have established relationships with third party engine suppliers and other suppliers from which we source our components for our power systems. We are substantially dependent on our three key engine suppliers, General Motors, Perkins/Caterpillar and Doosan. Sales of our power systems incorporating engines from General Motors, Perkins/Caterpillar and Doosan represented approximately 51%, 9% and 24% of our total sales for the three and six months ended June 30, 2013 respectively, approximately 57%, 13% and 15% of our total sales for fiscal 2012, respectively, and represented approximately 64%, 10% and 13% of our total sales for fiscal 2011, respectively. If any of these three engine suppliers were to fail to provide engines in a timely manner or to supply engines that meet our quality, quantity or cost requirements, or were to discontinue manufacturing any engines we source from them or providing any such engines to us, and we were unable to obtain substitute sources in a timely manner or on terms acceptable to us, our ability to manufacture our products could be materially adversely affected. In addition, we currently source other important components used in our power systems, such as catalysts, engine controllers, fuel mixers, wiring harnesses, engine sensors and intake manifolds, from a limited number of suppliers. Much of the technology incorporated into these components that we source from a limited number of suppliers is technologically sophisticated, and we do not believe that our competitors have access to some of this sophisticated technology. Our business could be harmed by adverse changes in our relationships with our non-engine component suppliers, or if our competitors gain access to the technology. Further, if our suppliers are unable to provide components to us in a timely manner, or are unable to meet our quality, quantity or cost requirements, we may not in all cases be able to promptly obtain substitute sources. Any extended delay in receiving engines or other critical components could impair our ability to deliver products to our OEM customers.

We do not have formal, written agreements with many of our component suppliers. Most of our non-engine component supply agreements do not extend past the end of 2013, and we do not believe that any of our non-engine component supply agreements constitutes a material agreement of our company. In any event, a component supplier may fail to provide components on a timely basis, or fail to meet our specifications or other requirements for a component, regardless of whether we have a written contract with such supplier.

The quality and performance of our power systems are, in part, dependent on the quality of their component parts that we obtain from various suppliers, which makes us susceptible to performance issues that could materially and adversely affect our business, reputation and financial results.

Our power systems are sophisticated and complex, and the success of our power systems is dependent, in part, upon the quality and performance of key components, such as engines, fuel systems, generators, breakers, and complex electrical components and associated software. There can be no assurance that the power system parts and components will not have performance issues from time to time, and the warranties provided by our suppliers may not always cover the potential performance issues. We may face disputes with our suppliers with respect to those performance issues and their warranty obligations, and our customers could claim damages as a result of such performance issues.

If any of the component parts we obtain from our suppliers are defective, we may incur liabilities for warranty claims. The supplier in any such case may not fully compensate us for any such liabilities. We may also be responsible for obtaining replacement parts and incur liability related thereto.

We maintain a significant investment in inventory, and a decline in our customers’ purchases could lead to a decline in our sales and profitability and excess inventory.

We cannot always predict the timing, frequency or size of the future orders of our OEM customers. Our ability to accurately forecast our sales is further complicated by the continuing global economic uncertainty. We maintain significant inventories in an effort to ensure that our OEM customers have a reliable source of supply. If we fail to anticipate the changing needs of our customers and accurately forecast our customer demands, our customers may not continue to place orders with us, and we may accumulate significant inventories of products that we will be unable to sell or return to our suppliers. This may result in a significant decline in the value of our inventory and a decrease in our future gross profit.

Changes in our product mix could materially and adversely affect our business.

The margins on our revenues from some of our product and service offerings are higher than the margins on some of our other product and service offerings. In particular, the margins vary between sales of our power systems as compared to sales of our aftermarket parts and components. Our margins can also fluctuate based upon competition, alternative products and services, operating costs and contractual factors. In addition, we may not be able to accurately estimate the margins of some of our new and developing products and services due to our limited operating history with sales of these products. Our new products and services may have lower margins than our current products and services.

While margins differ across the range of our power systems, prices for our power systems generally vary based on the relative sizes in terms of horsepower of the power systems. For example, if a greater proportion of our revenues are generated from sales of our lower-power power systems, our total revenues and profits may be lower than what they would be if we sold a comparable number of larger power systems, even if margins on these smaller power systems are greater.

We derive a substantial majority of our revenues attributed to our diesel power systems business from our relationships with Perkins and Caterpillar.

We derive a significant portion of our diesel power systems business from our distributor agreement with Perkins, our packaging and distribution agreements with Caterpillar engine dealers and our association with Caterpillar. Our business with Perkins and Caterpillar represented approximately 12% for the three and six months ended June 30, 2013, and 16% and 14% of our revenues in fiscal 2012 and 2011, respectively. Any material change in our relationships with Perkins and Caterpillar, including the termination of our distribution agreement with Perkins, could have a material adverse effect on our business and financial results.

Our financial position, results of operations and cash flows have been, and may in the future be, negatively impacted by challenging global economic conditions.

Challenging global economic conditions, which can have a particularly severe impact on industrial markets, have had, and may in the future have, a material adverse effect on our business. More specifically, such conditions resulted in significantly reduced demand in 2009 for our power systems and other products from our industrial OEM customers, as those customers faced sharp declines in market demand for their products into which our power systems are incorporated. Our net sales decreased 34% from 2008 to 2009, primarily due to lower power system shipment volumes and aftermarket parts sales resulting from this reduced demand. This sales decrease was reflected across our base of customers in all of the OEM categories in which our power systems are used. Difficult market conditions can also cause us to experience pricing pressure, negatively impacting our margins.

Future economic downturns may materially impact our OEM customers, as well as suppliers and other parties with which we do business. Economic conditions that adversely affect our customers may cause them to terminate existing supply agreements or to reduce the volume of power systems they purchase from us in the future. In the case of another economic downturn, we may have significant balances owing from customers that face liquidity issues. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on our results of operations and financial condition. Similarly, with adverse market conditions, our key suppliers from which we source power system components may be unable to provide components to us. Furthermore, we may not be able to successfully anticipate, plan for and respond to changing economic conditions, and our business could be negatively affected.

Fuel price differentials are hard to predict and may have an adverse impact on the demand for our products in the future.

The prices of various fuel alternatives are subject to fluctuation, based upon many factors, including changes in resource bases, pipeline transportation capacity for natural gas, refining capacity for crude oil and government excise and fuel tax policies. The price differential among various fuel alternatives can impact OEMs and their decisions to buy power systems from us. For example, if fossil fuel prices increase significantly, OEMs may choose to seek power systems powered by electric motors instead of ones that use fossil fuels. Furthermore, if OEMs do decide to purchase power systems from us, relative fuel prices may affect which power systems they purchase from us. The margins on our sale of certain of our power systems are higher than the margins on other power systems that we sell to our OEM customers. See “Changes in our product mix could materially and adversely affect our business.”

Price increases in some of the key components in our power systems could materially and adversely affect our operating results and cash flows.

The prices of some of the key components of our power systems are subject to fluctuation due to market forces beyond our control, including changes in the costs of raw materials incorporated into these components. Such price increases occur from time to time due to spot shortages of commodities, increases in labor costs or longer-term shortages due to market forces. In particular, the prices of certain precious metals used in our emissions control systems fluctuate frequently and often significantly. Substantial increases in the prices of raw materials used in components which we source from our suppliers may result in increased prices charged by our suppliers. If we incur price increases from our suppliers for key components in our power systems, our production costs will increase. Given competitive market conditions, we may not be able to pass all or any of those cost increases on to our OEM customers in the form of higher sales prices. To the extent our competitors do not suffer comparable component cost increases, we may have even greater difficulty passing along price increases and our competitive position may be harmed. As a result, increases in costs of key components may adversely affect our margins and otherwise adversely affect our operating results and cash flows.

Many of our power systems involve long and variable design and sales cycles, which could have a negative impact on our results of operations for any given quarter or year.

The design and sales cycle for our customized power systems, from initial contact with our potential OEM customer to the commencement of shipments of our power systems, may be lengthy. Customers generally consider a wide range of issues before making a decision to purchase our power systems. Before an industrial OEM commits to purchase our power systems, they often require a significant technical review, assessment of competitive products and approval at a number of management levels within their organization. During the time our customers are evaluating our products, we may incur substantial sales and marketing, engineering and research and development expenses to customize our power systems to the customer’s needs. We may also expend significant management efforts, increase manufacturing capacity, order long-lead-time components or purchase significant amounts of power system components and other inventory prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products.

The product development time after an industrial OEM customer agrees to purchase our power systems can be considerable. Our process for establishing technical specifications and developing a customized, integrated power system requires use of significant engineering resources, including design, prototyping, modeling, testing and application engineering. The length of this cycle is influenced by many factors, including the difficulty of the technical specification, the novelty and complexity of the design and the customer’s procurement processes.

Our design, development and sales cycle may vary based on the specific power system and the industrial OEM market category in which our customer’s product will compete, and it is difficult to predict for any particular transaction. The length and variability of our sales cycle can make it difficult to predict whether particular sales commitments will be received in any given period. As a result, a significant period may elapse between our investment of time and resources in designing and developing a custom power system for an OEM customer and our revenue from sales of that power system.

The length of this process may increase the risk that an OEM customer will decide to cancel or change its plans related to its equipment into which our power system is integrated. Such a cancellation or change in plans by a customer could cause us to lose anticipated sales. In addition, our business, results of operations and financial condition could be materially adversely affected if a customer curtails, materially reduces or delays a significant order during our sales cycle, chooses not to release its equipment that contains our custom power system, or is not successful in the sale and marketing of its equipment that contains our custom power system.

The loss of one or more key members of our senior management, or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team, in particular Gary Winemaster, our Chief Executive Officer and President, Eric Cohen, our Chief Operating Officer and Daniel Gorey, our Chief Financial Officer. The loss of any of our key members of management could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management, engineering, manufacturing and operating personnel. As we develop additional capabilities, we may require more skilled personnel. Given the highly specialized nature of our power systems, these personnel must be highly skilled and have a sound understanding of our industry, business and our technology. The market for such personnel is highly competitive. As a result, we may not be able to continue to attract and retain the personnel needed to support our business.

Our existing debt or new debt that we incur could adversely affect our business and growth prospects.

As of June 30, 2013, we had approximately $37.2 million in principal amount of outstanding debt under our credit line with Wells Fargo Bank, N.A. The credit agreement with Wells Fargo Bank, N.A. provides an initial maximum $75.0 million revolving line of credit to us, which, at our request and subject to the terms of the credit agreement, may be increased up to $100.0 million during the term of the credit agreement. Our indebtedness, the cash flow needed to satisfy our debt and the covenants contained in current and potential future credit agreements have important consequences, including:

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limiting funds otherwise available for financing our capital expenditures by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•	limiting our ability to incur additional indebtedness;

•	limiting our ability to capitalize on significant business opportunities;

•	placing us at a competitive disadvantage to those of our competitors that are less indebted than we are;

•	making us more vulnerable to rising interest rates; and

•	making us more vulnerable in the event of a downturn in our business.

More specifically, pursuant to our current loan and security agreement with our senior lender, we have agreed to certain financial covenants, including maintaining certain ratios between our adjusted EBITDA and our fixed charges. In addition, our current loan and security agreement places limitations on our ability to make capital expenditures and to make acquisitions of other companies. Any failure by us to comply with the financial covenants set forth in our current loan and security agreement in the future, if not cured or waived, could result in our senior lender accelerating the maturity of our indebtedness or preventing us from accessing availability under our credit facility. If the maturity of our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned.

Furthermore, we may incur substantial additional indebtedness in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we now face, as described above, could intensify.

Our quarterly operating results are subject to variability from quarter to quarter.

Our quarter-to-quarter and quarter-over-quarter operating results (including our sales, gross profit and net income) and cash flows have been, and in the future may be, impacted by a variety of internal and external events associated with our business operations, many of which are outside of our control. Examples of such events include (1) changes in regulatory emission requirements (which generally occur on January 1 of the year in which they become effective), (2) customer product phase-in/phase-out programs, (3) supplier product (i.e. a specific engine model) phase-in/phase-out programs, (4) changes in pricing by suppliers to us of engines, components and other parts (typically effective January 1 of any year), and (5) changes in our pricing to our customers (typically effective January 1 of any year), which may be related to changes in the pricing by suppliers to us.

In order to mitigate potential availability or pricing issues, customers may adjust their demand requirements from traditional patterns. We may also extend special programs to customers in advance of such events, and we are more likely to offer such programs in our fourth quarter of a year in anticipation of events expected to occur in the first quarter of the next year. The occurrence of any of the events discussed above may result in fluctuations in our operating results (including sales and profitability) and cash flows between and among reporting periods.

If we fail to adequately protect our intellectual property rights, we could lose important proprietary technology, which could materially and adversely affect our business.

We believe that the success of our business depends, in substantial part, upon our proprietary technology, information, processes and know-how. The unauthorized use of our intellectual property rights and proprietary technology by others could materially harm our business. We do not own any material patents and rely on a combination of trademark and trade secret laws, along with confidentiality agreements, contractual provisions and licensing arrangements, to establish and protect our intellectual property rights. Although certain of our employees have entered into confidentiality agreements with us to protect our proprietary technology and processes, not all of our employees have executed such agreements, nor can we ensure that employees who have executed such agreements will not violate them.

Despite our efforts to protect our intellectual property rights, existing laws afford only limited protection, and our actions may be inadequate to protect our rights or to prevent others from claiming violations of their proprietary rights. Unauthorized third parties may attempt to copy, reverse engineer or otherwise obtain, use or exploit aspects of our products and services, develop similar technology independently, or otherwise obtain and use information that we regard as proprietary. We cannot assure you that our competitors will not independently develop technology similar or superior to our technology or design around our intellectual property.

In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as the laws of the United States. In particular, we sell our power systems to industrial OEM customers, and source certain components from suppliers, in China, where commercial laws are relatively underdeveloped compared to other geographic markets into which we sell our products. Protection of intellectual property is limited under Chinese law, and the sale of our products and the local sourcing of components may subject us to an increased risk of infringement or misappropriation of our intellectual property. As a result, we cannot be certain that we will be able to adequately protect our intellectual property rights in China.

We may need to resort to litigation to enforce our intellectual property rights to protect our trade secrets and to determine the validity and scope of other companies’ proprietary rights in the future. However, litigation could result in significant costs or in the diversion of financial resources and management’s attention. We cannot assure you that any such litigation will be successful or that we will prevail over counterclaims against us.

In addition, many of the components we source from our suppliers and which are incorporated into our power systems use proprietary intellectual property of our suppliers. We also license or rely upon certain intellectual property from third parties, including the “back office” software and functionality for our telematics tool, MasterTrak. Any of these third parties from which we source our power system components, from which we license intellectual property or on whose intellectual property we rely, may also supply these components (or other components that incorporate the same intellectual property) or license or provide such intellectual property, as applicable, to others, including our competitors, or terminate our access to such intellectual property.

If we face claims of intellectual property infringement by third parties, we could encounter expensive litigation, be liable for significant damages or incur restrictions on our ability to sell our products and services.

We cannot be certain that our products, services and power system technologies, including any intellectual property licensed from third parties for use therein or incorporated into components that we source from our suppliers, do not, or in the future will not, infringe or otherwise violate the intellectual property rights of third parties. We are not aware of all of the proprietary technology incorporated into, or used in developing, the components that we source and integrate into our power systems, nor are we familiar with all of the technology included in, or used in developing, products that are competitive with these components. Furthermore, the design, prototyping, testing and engineering capabilities we use to manufacture our power systems are technologically sophisticated, and we consider the processes by which we develop our power systems to be confidential and proprietary trade secrets. To compete in the industrial OEM market, our competitors likely also use proprietary development processes to manufacture their products. Given that neither we nor our competitors make information regarding such manufacturing and development processes available to the public, we cannot know the extent to which there may be any commonality between our respective processes and cannot be certain that we are not infringing on any intellectual property rights of others. In addition, for the above reasons, we cannot assure you that third parties will not claim that we have infringed their intellectual property rights.

A third party alleged, and asserted those allegations in proceedings against us (which proceedings were subsequently settled), that certain technology related to our telematics tool, MasterTrak, infringed upon the intellectual property rights of that party. As such, we may in the future be subject to similar infringement claims that may result in litigation. Successful infringement claims against us could result in substantial monetary liability, require us to enter into royalty or licensing arrangements, or otherwise materially disrupt the conduct of our business. In addition, even if we prevail in the defense of any such claims, any such litigation could be time-consuming and expensive to defend or settle, and could result in the diversion of the time and attention of management and of operational resources, which could materially and adversely affect our business. Any potential intellectual property litigation also could force us to do one or more of the following:

•

stop selling and/or using the specific products and/or services incorporating the allegedly infringing technology and/or stop incorporating the allegedly infringing technology into such products and/or services

•

obtain from the owner of the infringed intellectual property right a license to sell and/or use the relevant technology, which license may not be available on commercially reasonable terms, or at all; or

•	redesign the products and/or services that incorporate the allegedly infringing technology.

We could suffer warranty claims.

From time to time, we may incur liabilities for warranty claims as a result of defective products or components, including claims arising from defective products or components provided by our suppliers that are integrated into our power systems. Provisions we make for warranty accrual may not be sufficient, and we may recognize additional expenses as a result of warranty claims in excess of our current expectations. Such warranty claims may necessitate a redesign, re-specification, a change in manufacturing processes, and/or recall of our power systems, which could have an adverse impact on our finances and on existing or future sales of our power systems and other products. Even in the absence of any warranty claims, a product deficiency such as a manufacturing defect or a safety issue may necessitate a product recall, which could have an adverse impact on our finances and on existing or future sales.

We could become subject to product liability claims.

Our business exposes us to potential product liability claims that are inherent to natural gas, propane, gasoline and diesel, and products that use these fuels. Natural gas, propane and gasoline are flammable and are potentially dangerous products. Any accidents involving our power systems could materially impede widespread market acceptance and demand for our power systems. In addition, we may be subject to a claim by end-users of our OEM customers’ products or others alleging that they have suffered property damage, personal injury or death because our power systems or the products of our customers into which our power systems are integrated did not perform adequately. Such a claim could be made whether or not our power systems perform adequately under the circumstances. From time to time, we may be subject to product liability claims in the ordinary course of business, and we carry a limited amount of product liability insurance for this purpose. However, our current insurance policies may not provide sufficient or any coverage for such claims, and we cannot predict whether we will be able to maintain our insurance coverage on commercially acceptable terms.

Our telematics tool, MasterTrak, may not be successful.

Our telematics tool does not currently provide a material portion of our revenues. There can be no assurance that our telematics tool will gain widespread acceptance among customers or generate meaningful revenues or profits.

We are subject to various laws and regulations relating to our telematics tool. Among other things, wireless transceiver products are required to be certified by the Federal Communications Commission and comparable authorities in foreign countries where they are sold. If we fail to obtain product certifications for our telematics product, or otherwise fail to successfully comply with applicable regulations in this area, we may be required to make significant unanticipated expenditures to bring our telematics tool within compliance with such regulations, and future sales of our telematics tool may be adversely affected. Furthermore, through our telematics tool, we transmit and store information of customers, including equipment-specific information such as performance data. Equipment-specific information may also reveal customer-identifiable information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our telematics business. In particular, such laws could limit our ability to collect information related to users of our telematics tool, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new telematics services based on emerging technologies. In addition, we could become subject to third party claims based upon allegations of loss or misuse of customer information.

See also “— If we face claims of intellectual property infringement by third parties, we could encounter expensive litigation, be liable for significant damages or incur restrictions on our ability to sell our products and services,” for a discussion of a third party intellectual property infringement claim with respect to technology related to our telematics tool, which matter has been settled.

We may have difficulty managing the expansion of our operations.

Our organization and our facilities currently in place may not be adequate to support our future growth. In order to effectively manage our operations and any significant growth, including any significant growth in the sales of, and services related to, our power systems, we may need to:

•	scale our internal infrastructure, including establishing additional facilities, while continuing to provide technologically sophisticated power systems on a timely basis;

•	attract and retain sufficient numbers of talented personnel, including application engineers, customer support staff and production personnel;

•	continue to enhance our compliance and quality assurance systems; and

•	continue to improve our operational, financial and management controls and reporting systems and procedures.

Rapid expansion of our operations could place a significant strain on our senior management team, support teams, manufacturing lines, information technology platforms and other resources. In addition, we may be required to place more reliance on our strategic partners and suppliers, some of whom may not be capable of meeting our production demands in terms of timing, quantity, quality or cost. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any rapid expansion could harm our business, prospects, results of operations or financial condition.

If we do not properly manage the sales of our products into foreign markets, our business could suffer.

A significant portion of our future revenues could be derived from sales outside of the United States, particularly in Asia. We have sales and distribution activities in Asia and Europe where we may lack sufficient expertise, knowledge of local customs or contacts. In Asia, we depend upon an independent sales and support organization to complement our OEM relationships and provide knowledge of local customs and requirements, while also providing immediate sales assistance and customer support. There can be no assurance that we will be able to maintain our current relationship with this independent sales and support organization, or that we will be able to develop effective, similar relationships in foreign markets into which we supply our products in the future.

Growing the market for our products in Asia and other markets outside of the United States may take longer and cost more to develop than we anticipate and is subject to inherent risks, including unexpected changes in government policies, trade barriers restricting our ability to sell our products in those countries, longer payment cycles, exposure to currency fluctuations, and foreign exchange controls that restrict or prohibit repatriation of funds. As a result, if we do not properly manage foreign sales, our business could suffer.

In addition, our foreign sales subject us to numerous stringent U.S. and foreign laws, including the Foreign Corrupt Practices Act, or FCPA, and comparable foreign laws and regulations which prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. Safeguards that we may implement to discourage these practices could prove to be ineffective, and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, including class action lawsuits and enforcement actions from the SEC, Department of Justice and overseas regulators. Any of these factors, or any other international factors, could impair our ability to effectively sell our power systems, or other products or services that we may develop, outside of the U.S.

If our production facilities become inoperable, our business, including our ability to manufacture our power systems, will be harmed.

We operate our business, including all of our production and manufacturing processes, out of facilities that are all located in Wood Dale, Illinois. If damaged, our facilities, our manufacturing lines, the equipment we use to perform our emission certification and other tests and our other business process systems would be costly to replace and could require substantial time to repair or replace. We are particularly subject to this risk because of our current geographic concentration of our facilities. During 2012, we completed the consolidation of our facilities that are all located in Wood Dale, Illinois. This consolidation further exacerbates this risk. Our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, wildfires, floods, acts of terrorism or other criminal activities, infectious disease outbreaks and power outages, which may render it difficult or impossible for us to efficiently operate our business for some period of time. In addition, such events may temporarily interrupt our ability to receive engines, fuel systems or other components for our power systems from our suppliers and to have access to our various production systems necessary to operate our business. Our insurance covering damage to our properties and the disruption of our business may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

In the event our facilities are damaged or destroyed, we may need to find another facility into which we can move our operations. Finding a facility that meets the criteria necessary to operate our business would be time-consuming and costly and result in delays in our ability to provide our sophisticated power systems or to provide the same level of quality in our services as we currently provide.

We may be adversely impacted by work stoppages and other labor matters.

Our workforce consists of full-time and part-time employees, as well as, members of our production team whose services we obtain through an arrangement with a professional employer organization. While none of the members of our workforce are currently represented by a union or covered by a collective bargaining agreement, there have been unsuccessful efforts to unionize our manufacturing employees in the past, and there can be no assurance that members of our workforce will not in the future join a union. If our employees organize and join a union in the future, there can be no assurance that future issues with our workforce will be resolved favorably or that we will not encounter future strikes, work stoppages or other types of conflicts with labor unions or our employees. Any of these consequences may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

In addition, many of our suppliers have unionized work forces. Work stoppages or slow-downs experienced by our material suppliers could result in slow-downs or closures at the manufacturing facilities of our suppliers from where our power system components are sourced. If one or more of our key suppliers experience a material work stoppage, it could have a material adverse effect on our operations.

We could be adversely affected by risks associated with acquisitions and joint ventures.

From time to time, we may seek to expand our business through investments in, joint ventures with or acquisitions of, complementary businesses, technologies, services or products, subject to our business plans and management’s ability to identify, acquire and develop suitable investments or acquisition targets in both new and existing industrial OEM market categories and geographic markets. In certain circumstances, acceptable investments or acquisition targets might not be available. Acquisitions involve a number of risks, including: (1) difficulty in integrating the operations, technologies, products and personnel of an acquired business, including consolidating redundant facilities and infrastructure; (2) potential disruption of our ongoing business and the distraction of management from our day-to-day operations; (3) difficulty entering markets in which we have limited or no prior experience and in which competitors have a stronger market position; (4) difficulty maintaining the quality of services that such acquired companies have historically provided; (5) potential legal and financial responsibility for liabilities of acquired businesses; (6) overpayment for the acquired company or assets; (7) increased expenses associated with completing an acquisition and amortizing any acquired intangible assets; and (8) challenges in implementing uniform standards, controls, procedures and policies throughout an acquired business. In addition, under the terms of our credit facility, we may be restricted from engaging in certain acquisition transactions.

If we were to pursue acquisition or investment opportunities, these potential risks could disrupt our ongoing business, result in the loss of key customers or personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial condition.

We could become liable for damages resulting from our manufacturing activities.

The nature of our manufacturing operations exposes us to potential claims and liability for environmental damage, personal injury, loss of life and damage to, or destruction of, property. Our manufacturing operations are subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our manufacturing operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures to bring our operations within compliance with such regulations. If we fail to comply with applicable environmental laws and regulations, manufacturing guidelines, and workplace safety requirements, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under such circumstances, we could be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims for which we may not have sufficient or any insurance coverage for claims.

We may have unanticipated tax liabilities that could adversely impact our results of operations and financial condition.

We are subject to various types of taxes in the U.S., as well as foreign jurisdictions into which we supply our products. The determination of our provision for income taxes and other tax accruals involves various judgments, and therefore the ultimate tax determination is subject to uncertainty. In addition, changes in tax laws, regulations, or rules may adversely affect our future reported financial results, may impact the way in which we conduct our business, or may increase the risk of audit by the Internal Revenue Service or other tax authority. Although we are not subject to any audits currently, we may be in the future subject to an Internal Revenue Service audit or other audit by state, local and foreign tax authorities. The final determinations of any tax audits in the U.S. or abroad could be materially different from our historical income tax provisions and accruals. If any taxing authority disagrees with the positions taken by us on our tax returns, we could incur additional tax liabilities, including interest and penalties.

Variability in self-insurance liability estimates could significantly impact our results of operations.

We self-insure for employee health insurance coverage up to a predetermined level, beyond which we maintain stop-loss insurance from a third-party insurer. Our aggregate exposure varies from year to year based upon the number of participants in this health insurance plan. We estimate our self-insurance liabilities using an analysis provided by our claims administrator and our historical claims experience. Our accruals for insurance reserves reflect these estimates and other management judgments, which are subject to a high degree of variability. Any significant variation in these estimates and judgments could cause a material change to our reserves for self-insurance liabilities, as well as our earnings.

Risks Related to the Shell Company

We may have contingent liabilities related to Format, Inc.’s operations prior to the reverse recapitalization transaction of which we are not aware and for which we have not adequately provisioned.

Format, Inc. may be deemed to have been a shell company with nominal operations and assets prior to the reverse recapitalization transaction. Upon completion of the reverse recapitalization, we acquired all of the operations of The W Group and its subsidiaries. Immediately prior to the consummation of the reverse recapitalization, Format, Inc. was engaged, to a limited extent, in EDGARizing corporate documents for filing with the SEC, and providing limited commercial printing services. We cannot assure you that there are no material claims outstanding, or other circumstances of which we are not aware, that would give rise to a material liability relating to those prior operations, even though we do not record any provisions in our financial statements related to any such potential liability. If we are subject to past claims or material obligations relating to our operations prior to the consummation of the reverse recapitalization, such claims could materially adversely affect our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; any failure to establish and maintain adequate internal control over financial reporting or to recruit, train and retain necessary accounting and finance personnel could have an adverse effect on our ability to accurately and timely prepare our consolidated financial statements.

As a public operating company, we incur significant administrative, legal, accounting and other burdens and expenses beyond those of a private company, including those associated with corporate governance requirements and public company reporting obligations. In particular, we have needed to enhance and supplement our internal accounting resources with additional accounting and finance personnel with the requisite technical and public company experience and expertise, as well as refine our quarterly and annual financial statement closing process, to enable us to satisfy such reporting obligations.

Furthermore, we are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. In order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we are required to document and test our internal control procedures and prepare annual management assessments of the effectiveness of our internal control over financial reporting. These assessments must include disclosure of identified material weaknesses in our internal control over financial reporting. The existence of one or more material weaknesses could affect the accuracy and timing of our financial reporting. Testing and maintaining internal control over financial reporting involves significant costs and could divert management’s attention from other matters that are important to our business. Additionally, we cannot provide any assurances that we will be successful in remediating any deficiencies that may be identified. If we are unable to remediate any such deficiencies or otherwise fail to establish and maintain adequate accounting systems and internal control over financial reporting, or we are unable to continue to recruit, train and retain necessary accounting and finance personnel, we may not be able to accurately and timely prepare our consolidated financial statements and otherwise satisfy our public reporting obligations. Any inaccuracies in our financial statements or other public disclosures (in particular if resulting in the need to restate previously filed financial statements), or delays in our making required SEC filings, could have a material adverse effect on the confidence in our financial reporting, our credibility in the marketplace and the trading price of our common stock.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. Specifically, under the supervision of our Chief Executive Officer and Chief Financial Officer, our management conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2012, based on the framework in the Internal Control-Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, our management concluded that as of December 31, 2012, our internal control over financial reporting was not effective based on those criteria. Based on management’s assessment, controls over the business system software used within our aftermarket parts group were not adequate. Our management has been engaged in developing and implementing a remediation plan to address the material weakness, but we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

As a “smaller reporting company,” we have been able to take advantage of an exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. If we no longer qualify as a smaller reporting company, compliance with these auditor attestation requirements will require additional costs and significant time and resources from our management and finance and accounting personnel.

In addition, our management team must continue to adapt to other requirements of being a public company. We need to devote significant resources to address these public company-associated requirements, including compliance programs and investor relations, as well as our financial reporting obligations. We incur substantial legal and financial compliance costs as a result of complying with these rules and regulations promulgated by the SEC.

We are currently a “smaller reporting company” and are able to avail ourselves of reduced disclosure requirements applicable to smaller reporting companies, which could make our common stock less attractive to investors.

We are a “smaller reporting company,” as defined in the rules promulgated by the SEC under the Exchange Act. We have in this prospectus taken advantage of, and we plan in future filings with the SEC, for as long as we qualify as a “smaller reporting company,” to continue to take advantage of, certain exemptions from various reporting requirements that are applicable to public companies that are not “smaller reporting companies,” including reduced disclosure obligations regarding our business and executive compensation, as well as financial information. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Concentration of ownership among our existing executive officers may prevent new investors from influencing significant corporate decisions.

As of October 21, 2013, Gary Winemaster, our Chairman of the Board, Chief Executive Officer and President, and Kenneth Winemaster, our Senior Vice President, beneficially owned in the aggregate approximately 57.72% of our outstanding shares of common stock. On a fully-diluted basis, assuming the exercise of all outstanding warrants, such individuals beneficially owned 53.40% of our outstanding shares of common stock. As of October 21, 2013, Gary Winemaster alone beneficially owned approximately 36.91% of our outstanding shares of common stock. On a fully diluted basis, assuming the exercise of all outstanding warrants, Mr. Winemaster alone beneficially owned 35.43% of our outstanding shares of common stock.

As a result of Gary Winemaster’s and Kenneth Winemaster’s beneficial ownership of a significant majority of our outstanding shares of common stock, these stockholders can exercise control over matters requiring stockholder approval, including the election of directors, amendment of our articles of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions impossible without the support of these stockholders.

A liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

To date, there has not been a particularly liquid and orderly public trading market for our common stock. An active, liquid public trading market may not develop or may not be sustained. The lack of an active, liquid public trading market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active, liquid public trading market for our common stock may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

A significant number of shares of our common stock were registered for sale in 2011 and have become eligible for sale, which could depress the market price for our common stock. Future sales by us or our existing stockholders could similarly depress the market price of our common stock.

A significant number of shares of our common stock were registered for sale in 2011 and have become eligible for sale in the public market, which could cause the market price for our common stock to decline significantly. If we or our existing stockholders sell a large number of shares of our common stock, or if we sell additional securities that are convertible into common stock, in the future, the market price of our common stock similarly could decline. Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

In addition to the concentration of ownership described under “Concentration of ownership among our existing executive officers and their affiliates may prevent new investors from influencing significant corporate decisions” above, which will prevent any attempt to acquire control of our company not supported by these significant stockholders, our certificate of incorporation, bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our organizational documents include provisions:

•

authorizing “blank check” preferred stock, which may be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock; and

•	limiting the liability of, and providing indemnification to, our directors and officers.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. Provisions of Delaware law may also have anti-takeover effects. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If we engage in capital raising activities in the future, including issuances of common stock, to fund the growth of our business, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. During 2012, we adopted the 2012 Incentive Compensation Plan, and this plan was approved by a majority of our stockholders. The adoption of this plan pursuant to which equity awards have been, and may continue to be, granted to eligible employees (including our executive officers), directors and consultants, and the related issuance of shares of our common stock upon the exercise of any such equity awards may result in dilution to our stockholders and adversely affect our earnings. In addition, in the near future, we may seek to increase the number of shares available for awards pursuant to this plan.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the extent to which industry or securities analysts publish research and reports about us, our business, our market or our competitors and what they publish in those reports. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about our competitors. If any analyst who covers us were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not anticipate paying any dividends in the foreseeable future.

The payment of dividends is currently restricted by our credit agreement. We intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Because we do not anticipate paying dividends in the future, the only opportunity to realize the value of our common stock will likely be through an appreciation in value and a sale of those shares. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which shares are sold in this offering.

USE OF PROCEEDS

This Supplement No. 1 relates to the sale or other disposition of shares of our common stock by the selling securityholders listed under “Selling Securityholders” and their transferees. We will not receive any proceeds from any sale of the shares of common stock by the selling securityholders. Although we will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling securityholders or their transferees, we will receive proceeds from any exercise of the warrants issued to the investors in the private placement. If the outstanding warrants to purchase an aggregate of 438,918 shares of our common stock were all exercised for cash, the selling securityholders would pay us an aggregate exercise price of approximately $5.7 million. To the extent we receive any proceeds from the exercise of the warrants, we will likely use such proceeds to pay down our outstanding borrowings under our credit agreement.

SELLING SECURITYHOLDERS

On April 29, 2011, we entered into the purchase agreement for the private placement with 29 accredited investors, pursuant to which we issued to the investors an aggregate of 18,000 shares of Series A Convertible Preferred Stock and warrants to purchase an aggregate of 750,002 shares of our common stock, at a purchase price of $1,000 per share and related warrant, receiving total gross proceeds of $18,000,000, in a transaction exempt from the registration requirements of the Securities Act and state securities laws. Upon the consummation of the migratory merger and the reverse stock split of our common stock on August 26, 2011, the shares of preferred stock issued in the private placement automatically converted into an aggregate of 1,500,009 shares of our common stock, at a conversion price of $12.00 per share, as adjusted for the reverse stock split (of which 1,483,836 shares have been previously sold by various investors pursuant to the Registration Statements of which this prospectus forms a part).

For every one share of our common stock issuable upon conversion of shares of preferred stock purchased in the private placement, each investor in the private placement also received a warrant to purchase initially one-half of a share of our common stock at an exercise price of $13.00 per share, as adjusted for the reverse stock split and subject to further adjustment as set forth in the warrants. Accordingly, the outstanding warrants issued in the private placement represent the right to purchase an aggregate of 750,002 shares of our common stock (of which 311,084 shares have been issued upon exercise of such warrants). In connection with the private placement, we also issued to Roth Capital Partners, LLC, as compensation for its role as placement agent in connection with the private placement, a warrant representing the right to purchase 105,000 shares of our common stock at an exercise price of $13.20 per share, as adjusted for the reverse stock split and subject to further adjustment as set forth in the warrant issued to Roth Capital Partners, LLC. In accordance with its terms, on September 1, 2011 Roth Capital Partners “cashlessly” exercised in full the warrant issued to Roth Capital Partners, acquiring an aggregate of 62,116 shares of our common stock (of which 0 shares remain). The securities covered by this prospectus consist of:

•	116,173 shares of our common stock issued upon conversion of shares of preferred stock; and

•	438,918 shares of our common stock issuable upon exercise of the warrants issued to the investors in the private placement.

The selling securityholders named below, or their respective successors, including transferees, may from time to time sell or otherwise dispose of, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own and which are being registered hereby.

The following table sets forth, as of October 21, 2013 (i) the number of shares of our common stock known to us to be beneficially owned by each selling securityholder named below, (ii) the number of shares of our common stock that may be sold or otherwise disposed of by each of the selling securityholders named below pursuant to this Supplement No. 1, and (iii) the number of shares of our common stock, and the percent of the class, beneficially owned by each selling securityholder named below assuming all of the shares registered hereby are sold by the selling securityholders.

Unless otherwise indicated, to our knowledge, each person listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power with respect to the securities. The information is not necessarily indicative of beneficial ownership for any other purpose.

As of October 21, 2013, 10,479,812 shares of our common stock were issued and outstanding.

Information in the table below, and under the heading “Material Relationship with Selling Securityholders,” has been provided to us by the selling securityholders. We do not know when or in what amounts the selling securityholders may sell or otherwise dispose of the shares of our common stock covered hereby. The selling securityholders may sell or otherwise dispose of all, some or none of the shares offered by this prospectus. Because the selling securityholders may sell or otherwise dispose of all, some, or none of the shares covered hereby, we cannot estimate the number of the shares that will be sold or otherwise disposed of by the selling securityholders pursuant to this prospectus. Accordingly, for purposes of this prospectus, we have assumed that all of the shares covered by this prospectus will be sold by the selling securityholders.

Name	Number of Shares of Common Stock Beneficially Owned Prior to This Offering (1)		Number of Shares of Common Stock Offered Hereby		Number of Shares of Common Stock/ Percent of Class After This Offering (1)
Special Situations Fund III QP, L.P. (2)	283,305	(3)	283,305	(3)	—
BTG Investments LLC (4)	86,833	(5)	86,833	(5)	—
Special Situations Cayman Fund, L.P. (2)	80,316	(6)	80,316	(6)	—
OTA LLC (7)	29,166	(8)	29,166	(8)	—
Special Situations Private Equity Fund, L.P. (2)	42,650	(9)	42,650	(9)	—
Hudson Bay Master Fund, Ltd. (10)	10,417	(11)	10,417	(11)	—
Invision Capital LLC (12)	10,417	(13)	10,417	(13)	—
Eric D. Rindahl	5,000	(14)	5,000	(14)	—
Kelco Capital Long Short Fund, L.P. (15)	2,500	(16)	2,500	(16)	—
Theodore D. Roth	2,750	(17)	2,750	(17)	—
J&V Schimmelpfennig Family Trust (18)	1,042	(19)	1,042	(19)	—
Jeffrey M. Ng	625	(20)	625	(20)	—
Ellis Living Trust dtd 04/08/11 (21)	250	(22)	250	(22)	—

(1)	Includes all shares of our common stock issuable upon exercise of warrants held by the selling securityholder.
(2)	MGP Advisers Limited Partnership (“MGP”) is the general partner of Special Situations Fund III QP, L.P. (“SSF III”). AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. (“SSF Cayman”) and the investment advisor to SSF III and the Special Situations Private Equity Fund, L.P. (“SSF PE”). Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(3)	Includes 204,167 shares of our common stock issuable upon the exercise of warrants held by SSF III.

(4)	BTG Investments LLC is a wholly owned affiliate of Roth Capital Partners, LLC, which is a registered broker dealer and served as the placement agent for the private placement. Byron C. Roth and Gordon J. Roth share voting and dispositive control over the securities held by BTG Investments LLC.
(5)	Consists of 86,833 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder. BTG Investments LLC is engaged in the business of buying, holding and selling securities and has certified to us that (i) it purchased the shares being registered for resale in the ordinary course of business; and (ii) at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(6)	Includes 58,333 shares of our common stock issuable upon the exercise of warrants held by SSF Cayman.
(7)	Ira Leventhal has investment and voting control over the securities held by OTA LLC.
(8)	Consists of 29,166 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder. Pursuant to a warrant purchase agreement dated September 25, 2013, Alder Capital Partners I, L.P. sold its warrant to OTA LLC in a private transaction.
(9)	Includes 29,167 shares of our common stock issuable upon the exercise of warrants held by SSF PE.
(10)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over securities held by Hudson Bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP, and thus he has voting and investment power over the securities held by Hudson Bay Master Fund Ltd. Sander Gerber disclaims beneficial ownership over these securities.
(11)	Consists of 10,417 shares of our common stock issued upon exercise of warrants beneficially owned by the selling securityholder.
(12)	Robert Castillo has investment and voting control over the securities held by Invision Capital LLC.
(13)	Consists of 10,417 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder.

(14)	Includes 5,000 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder. The selling securityholder certified to us that such selling securityholder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(15)	David Kelson, the General Partner of Kelco Capital Long Short Fund L.P., has investment and voting control over the securities held by Kelco Capital Long Short Fund L.P.
(16)	Consists of 2,500 shares of our common stock issued upon exercise of warrants beneficially owned by the selling securityholder.
(17)	Includes 1,250 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder. The selling securityholder certified to us that such selling securityholder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(18)	Joseph P. Schimmelpfennig and Vanessa R. Schimmelpfennig, trustees of J&V Schimmelpfennig Family Trust, share voting and investment control over the securities held by J&V Schimmelpfennig Family Trust.
(19)	Consist of 1,042 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder. The selling securityholder certified to us that such selling securityholder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(20)	Includes 625 shares of our common stock issuable upon exercise of warrants beneficially owned by the selling securityholder. The selling securityholder certified to us that such selling securityholder purchased the shares being registered for resale in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(21)	Louis J. Ellis and Michaela E. Ellis, trustees of Ellis Living Trust dtd 04/08/11, share voting and investment control over the securities held by Ellis Living Trust dtd 04/08/11.
(22)	Consists of 250 shares of our common stock issued upon exercise of warrants beneficially owned by the selling securityholder.

Information about the selling securityholders may change over time, and changed information will be set forth in supplements to this prospectus if and when required.

Material Relationship with Selling Securityholders

Pursuant to an engagement letter dated June 28, 2010, as amended by the letter agreement dated April 29, 2011, The W Group engaged Roth Capital Partners, LLC, a registered broker-dealer, to act as a financial advisor in connection with the reverse recapitalization and as its exclusive placement agent in connection with the private placement. In connection with the consummation of the reverse recapitalization and the private placement, we assumed The W Group’s obligations under the engagement letter. Pursuant to the engagement letter, we (1) paid Roth Capital Partners, LLC $570,109 as advisory fees for service by Roth Capital Partners, LLC as financial advisor in connection with the reverse recapitalization, and (2) paid Roth Capital Partners, LLC $1,260,000 in fees, and issued to Roth Capital Partners, LLC a warrant as compensation for service by Roth Capital Partners, LLC as the exclusive placement agent in connection with the private placement. In accordance with its terms, on September 1, 2011 Roth Capital Partners “cashlessly” exercised in full the warrant issued to Roth Capital Partners, acquiring an aggregate of 62,116 shares of our common stock (of which 0 shares remain). Prior to its exercise in full, the warrant issued to Roth represented the right to purchase an aggregate of 105,000 shares of our common stock at an exercise price of $13.20 per share, as adjusted for the reverse split and subject to further adjustment as set forth in that warrant.

In addition, Roth Capital Partners, LLC is serving as the co-lead managing underwriter of the public offering of our common stock pursuant to a Form S-1 Registration Statement and related prospectus (No. 333-188580), as amended, as filed with the SEC. The underwriters’ discount and other amounts to be payable to the underwriters is set forth in such Registration Statement.

BTG Investments, LLC is a selling securityholder that is wholly-owned by Roth Capital Partners, LLC, and is engaged in the business of buying, holding and selling securities. In addition, each of Eric D. Rindahl, Theodore D. Roth, Jeffrey M. Ng, Chad J. Cooper (a trustee of Cooper Family Trust dtd 08/01/04), Joe Schimmelpfennig (a trustee of J&V Schimmelpfennig Family Trust) and Louis Ellis (a trustee of Ellis Living Trust dtd 04/08/11) is an employee of Roth Capital Partners, LLC and a selling securityholder (or, in the case of each of Joe Schimmelpfennig, Chad Cooper and Louis Ellis, a trustee of a selling securityholder). Each such selling securityholder has certified to us that such selling securityholder acquired the shares being registered hereby for resale in the ordinary course of business, and at the time of such acquisition, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Each of the other selling securityholders has certified to us that such selling securityholder is not a broker-dealer and that such selling securityholder is either (a) not an affiliate of a broker-dealer or (b) is an affiliate of a broker-dealer, but acquired the shares being registered hereby for resale in the ordinary course of business, and at the time of such acquisition, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Further, pursuant to an engagement letter dated June 28, 2010, The W Group engaged Invision Capital to serve as its financial consultant in connection with the private placement. Invision Capital LLC is a selling securityholder. In connection with the consummation of the reverse recapitalization and the private placement, we assumed The W Group’s obligations under the engagement letter, and paid to Invision Capital an aggregate of $830,000 in cash fees for such consulting services. Pursuant to the terms of the engagement letter, we also agreed to reimburse Invision Capital for expenses incurred in connection with the private placement. In 2011, the reimbursements paid to Invision Capital for such expenses totaled $45,610. Invision Capital provides other financial and consulting services to us, including consulting fees provided in connection with the refinancing of our prior credit agreement with Fifth Third Bank in 2008 for which Invision Capital received a fee of $729,000. From time to time since 2008 and on an ongoing basis, we have also engaged Invision Capital and/or Robert Castillo, a principal of Invision Capital, to provide consulting services to management and our board of directors in connection with corporate strategic planning and operational matters. Fees paid to Invision Capital and/or Mr. Castillo for such services totaled approximately $14,000 in 2010, and no fees were paid to Invision Capital or Mr. Castillo for such services in 2011 or in 2012.

Except for the foregoing relationships, there are not, and there have not at any time through the date of this prospectus been, any relationships between us and any selling securityholder, other than any relationships directly relating to such selling securityholder’s investment in securities issued in the private placement.

PLAN OF DISTRIBUTION

The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through underwriters or broker-dealers that agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgees or secured parties as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of our common stock in other circumstances, including as a gift or partnership distribution, in which case the donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, provided that an amendment or supplement to this prospectus is filed under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling securityholders to include the donees, transferees or other successors in interest as selling securityholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders that are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, post-effective amendments to the registration statements of which this prospectus forms a part.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 under the Securities Act, (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 under the Securities Act, or (3) the first date on which none of the shares covered by this prospectus constitute Registrable Securities.

LEGAL MATTERS

The validity of the shares to be offered hereby has been passed upon for us by Katten Muchin Rosenman LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2011, and for each of the two years in the period ended December 31, 2011, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, including Power Solutions International, Inc., that file electronically with the SEC. The address of that web site is www.sec.gov. To request free copies of the documents we have filed with the SEC, you can write or telephone us at: Investor Relations, Power Solutions International, Inc., 201 Mittel Drive, Wood Dale, Illinois 60191, (630) 350-9400. In addition, each document incorporated by reference is readily accessible on our website at www.psiengines.com. The information found on our website is not incorporated by reference in this prospectus as a result of the preceding cross-reference.

This prospectus is a part of a Registration Statement on Form S-3. This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 12, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 30, 2013 and June 30, 2013, filed with the SEC on May 10, 2013 and August 7, 2013, respectively;

•	Current Reports on Form 8-K, filed with the SEC on January 8, 2013, May 28, 2013, June 20, 2013, July 2, 2013, September 3, 2013 and a current report on Form 8-K/A filed on September 9, 2013;

•	Proxy Statement on Form DEF 14A, filed with the SEC on August 2, 2013; and

•	The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 10-SB filed with the Commission by Power Solutions International, Inc., a Nevada corporation (then known as Format, Inc.) (“PSI Nevada”), our predecessor for purposes of the Exchange Act, pursuant to Section 12 of the Exchange Act on August 31, 2006, and any amendments or reports filed for the purpose of updating such description, including the Current Report on Form 8-K filed by us with the Commission on September 1, 2011, whereby we confirmed that it is the successor-in-interest to PSI Nevada and elected to continue registration under Section 12(g) of the Exchange Act with respect to its common stock pursuant to Rule 12g-3 thereunder, without the filing of a new registration statement pursuant to the Exchange Act and the Registration Statement on Form 8-A filed by us with the Commission on May 24, 2013.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (excluding any information furnished but not filed). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Power Solutions International, Inc., 201 Mittel Drive, Wood Dale, Illinois 60191, (630) 350-9400. In addition, each document incorporated by reference is readily accessible on our website at www.psiengines.com. The information found on our website is not incorporated by reference in this prospectus as a result of the preceding cross-reference.

Power Solutions International, Inc.

Prospectus Supplement

October 21, 2013